Exhibit 99.1

CONTACT:
Thor Erickson – Investor Relations
+1 (678) 260-3110

Fred Roselli – Media Relations
+1 (678) 260-3421

Lauren Sayeski – European Media Relations
+ 44 (0) 1895 844 300

FOR IMMEDIATE RELEASE
COCA-COLA ENTERPRISES, INC.
PROVIDES BUSINESS UPDATE AND 2014 GUIDANCE

•	For 2013, CCE affirms comparable earnings per diluted share at the high end of a range of $2.45 to $2.50, which includes a currency benefit of approximately 2 percent at recent rates.

•	CCE will repurchase approximately $1 billion of its shares in 2013 and expects year-end net debt to EBITDA ratio to be within its long-term range of 2½ to 3 times.

•
Board of Directors has authorized a new $1 billion share repurchase program; CCE expects 2014 share repurchases of approximately $800 million and year-end net debt to EBITDA ratio within its long-term range of 2½ to 3 times.

•	2014 comparable and currency neutral earnings per diluted share are expected to grow approximately 10 percent.

ATLANTA, December 19, 2013 - Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today affirmed diluted earnings per share guidance for full-year 2013 at the high end of the previously stated range of $2.45 to $2.50, including a positive 2 percent currency impact at recent rates.
Including this currency impact, CCE continues to expect comparable full-year net sales and operating income to grow in a low single-digit range versus prior year.

The company expects 2013 free cash flow of approximately $500 million after including a year-over-year increase in cash restructuring expenses in a range of $100 million to $125 million. Capital expenditures are expected to be in a range of $300 million to $325 million. Weighted average cost of debt is expected to be approximately 3 percent and the comparable effective tax rate for 2013 is expected to be in a range of 26 percent to 27 percent.
“We are managing each element of our business to drive efficiency and effectiveness as we continue to work through ongoing challenging marketplace and macroeconomic conditions,” said John F. Brock, chairman and chief executive officer. “We remain focused on our most important objective - creating increased value for our shareowners.
“While we have seen some operating headwinds moderate, we expect underlying challenges to continue and impact growth in 2014. As a result, our expectations for next year are modestly below our long-term operating growth targets,” Mr. Brock said.
“However, we remain confident that over time, the combination of our global operating framework, our successful brands, and our focus on operational excellence and customer value creation will continue to create sustained opportunities for meaningful growth.”
SHARE REPURCHASE
CCE began a $1.5 billion share repurchase program in January 2013 and will repurchase approximately $1 billion of its shares this year. The Board of Directors has approved a new $1 billion share repurchase program - this is the fourth program since the 2010 transaction that created the new CCE. The company plans approximately $800 million in repurchases in 2014. These plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities.
2014 OPERATING OUTLOOK
For 2014, CCE expects earnings per diluted share to grow approximately 10 percent on a comparable and currency neutral basis. Although too early to predict the impact, based on recent rates, currency translation would benefit full-year 2014 earnings per share in a range of 3 percent to 4 percent.
Net sales are expected to grow in a low single-digit range and operating income is expected to grow in a mid-single-digit range. This outlook is comparable and currency neutral.
The company also expects 2014 free cash flow in a range of $600 million to $650 million. Capital expenditures are expected to be approximately $350 million. Weighted average cost of debt is expected to be approximately 3 percent and the comparable effective tax rate for 2014 is expected to be in a range of 26 percent to 28 percent.
“With an outlook for modest category growth in 2014, our business plan is focused on creating additional marketplace opportunities and improving our foundation for long-term growth,” said Hubert Patricot, executive vice president and president, European Group. “We are implementing strategies focused in three key areas - building on our core strengths, enhancing our focus on high growth brands and segments, and investing in our future.
“For example, we will build our marketing initiatives to support our core brands by continuing our successful Share a Coke campaign, seizing the opportunities of the 2014 World Cup, and enhancing our marketing programs for summer and the holidays.
“We will also further develop our Coke Zero brand and our successful energy portfolio with brand extensions, promotions, and new packaging,” Mr. Patricot said. “And we will build for the future, utilizing initiatives such as the introduction of the 1.75 liter bottle in Great Britain as the new primary large PET package.
“Combined with effectiveness programs such as Ownership Cost Management and the reorganization of our business in Norway, these efforts are the foundation of our work to deliver sustained operating growth that will drive continued increases in shareowner value.” Mr. Patricot said.
Conference Call

CCE will host a conference call with investors and analysts today at 10 a.m. ET. The call can be accessed through the company’s website at www.cokecce.com.
About CCE
    Coca-Cola Enterprises, Inc. (CCE) is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate with a local focus and have 17 manufacturing sites across Europe, where we manufacture nearly 90 percent of our products in the markets in which they are consumed. Corporate responsibility and sustainability is core to our business, and we have been recognized by leading organizations in North America and Europe for our progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about our company, please visit our website at www.cokecce.com and follow us on Twitter at @cokecce.
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Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2012 and other SEC filings.